Exhibit 99.1

News Release

Ecolab Inc.

1 Ecolab Place,

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE
Michael J. Monahan (651) 250-2809
Andrew C. Hedberg (651) 250-2185

ECOLAB ANNOUNCES PLAN TO SPIN OFF ITS UPSTREAM ENERGY BUSINESS   AS AN INDEPENDENT PUBLIC COMPANY;

EXPECTS FOURTH QUARTER 2018 DILUTED EPS OF $1.48, WITH ADJUSTED DILUTED EPS OF $1.54

FORECASTS 10%-14% FULL YEAR 2019 ADJUSTED EPS GROWTH

•	Plans to spin off its Upstream Energy business by mid-year 2020
•	Increases efficiency initiative target for ongoing business savings to $325 million from prior $200 million goal
•	Expects to report fourth quarter diluted 2018 EPS of $1.48
•	Expects adjusted diluted EPS increase of 12% to $1.54
•	2019 adjusted diluted EPS expected to rise 10% to 14% to the $5.80 to $6.00 range

ST. PAUL, Minn. – Feb.  4, 2019 – Ecolab Inc. is announcing it plans to spin off its Upstream energy businesses as a standalone publicly-traded company. The Upstream Energy business currently operates within Ecolab’s Energy segment and consists of the Oil Field Chemicals production business and the WellChem drilling and well completion chemistry business. Ecolab plans to retain the Downstream business, which serves refineries and petrochemical plants. The separation transaction is expected to be a tax-free spin-off to U.S. shareholders for U.S. federal income tax purposes.

Upon completion of the spin-off, the Upstream Energy business, with 2018 sales of approximately $2.4 billion, will be a market-leading pure-play global provider of oil and gas production, drilling, and completion product and service solutions, serving the flow maximization and asset protection needs of customers for onshore and offshore activity in even the most challenging of environments.

CEO comment

Douglas M. Baker, Jr., Ecolab’s chairman and chief executive officer, said, “The proposed spin-off transaction will create two best-in-class standalone companies with distinct business models and increased market focus. Our Upstream Energy business is the global industry leader with great people, outstanding differentiated technology and customers that include the world’s leading super majors, majors, independent and national oil and gas producers, and energy service providers.

“Upstream Energy is an excellent business, but one with a business model that has become increasingly different from our other Ecolab businesses.  As unconventional onshore has grown, our two upstream businesses have become more aligned and appropriately evolved into more specialty chemical type businesses which require increasingly different operating disciplines and expertise.

“The spin-off creates a new company singularly focused on the upstream oil and gas markets. As a standalone public company, we believe the business will be a more focused and attractive pure play for its customer and investor base given its strong value proposition, ability to pursue a focused energy services strategy and ability to deliver a strong financial performance.

“The spin-off is designed to make a good situation even better. Our businesses are already performing well. Our Energy segment grew both sales and operating income mid-single digits in 2018 despite a highly inflationary delivered product cost environment. Our Industrial, Institutional and Other segments also grew sales and operating income throughout the year, exiting the fourth quarter 2018 with a  strong acquisition adjusted sales growth rate and improving operating income growth. Our adjusted fourth quarter diluted earnings per share, which is subject to completion of our year-end audit, is expected to increase 12% to $1.54.

“As a result of our strong momentum, we enter 2019 in a great position with strong sales volume, accelerating pricing and improving operating income margins.  This should yield a very good performance in an environment where we  expect slower but still solid end market growth and where we look for delivered product costs to continue to increase, though at a more moderate pace than 2018. This adds up to a favorable 2019 outlook for Ecolab, with expected adjusted diluted earnings per share growth of 10% to 14% to the $5.80 to $6.00 range. Included in the 2019 forecast is an approximate $0.08 per share currency translation headwind.

“In a post spin-off future, we believe both companies will have a  sharper focus which enhances executional discipline. Over time, we know these are critical factors in driving sustained growth. Additionally, our previously announced efficiency initiative has more upside in the out years than originally forecast, and we continue to expect to deliver $200 million in savings for ongoing Ecolab after the spin-off while also fully covering stranded costs and corporate resource build costs relating to the spin off.”

Upstream Energy business

For the full year 2018, Upstream Energy unaudited sales are expected to be approximately $2.4  billion, with expected unaudited operating income of approximately $170 million and expected EBITDA of approximately $340 million. These exclude as-yet undetermined spin-off related costs, as well as estimated public company expenses of approximately $35 million. The public company costs are expected to be offset by increased cost savings initiatives.  Oil field production accounts for approximately 80% of Upstream Energy sales, while drilling and well completion comprise roughly 20% of the total.

The new stand-alone company is expected to raise new debt, the proceeds of which are expected to be paid to Ecolab in the form of a dividend, which could be used by Ecolab for share repurchase and/or debt reduction. Upon completion of the spin-off transaction, Upstream Energy’s strong balance sheet and free cash flow should provide the company with ample financial flexibility and  a strong BB credit profile with approximately 2x Net Debt/EBITDA.

The leadership and company name will be finalized as the separation process progresses.

Ecolab post spin-off continuing operations

Ecolab will continue to focus on its core platforms, which serve the hygiene, food safety and industrial water markets, and will be well-positioned to drive further strong sales and earnings growth as well as strong free cash flow and accretive returns on capital.  Ecolab expects to maintain its current dividend and continue to grow it in the future.  Ecolab also expects to maintain A-range credit metrics following the separation of the Upstream Energy business.

Transaction Details

Ecolab anticipates that the transaction will be in the form of a distribution to Ecolab shareholders of 100% of the stock of Upstream Energy,  as a new independent publicly-traded company, which is expected to be tax-free to U.S. shareholders for U.S. federal income tax purposes.

Ecolab currently expects that the transaction will be completed by mid-year 2020. Completion of the transaction is subject to certain customary conditions, including, among others, confirmation that the spin-off of Upstream Energy is expected to be tax-free to U.S. shareholders, the effectiveness of appropriate filings with the U.S. Securities and Exchange Commission and final approval by Ecolab’s Board of Directors.

Ecolab Efficiency Initiative Target Increased

Ecolab also announced that it has raised the goal for its previously announced efficiency initiative.  The anticipated benefits of the efficiency initiative are now estimated to be $325 million compared with the company’s previous forecast of $200 million.  These additional savings are expected to build through 2019 with greater impact in 2020 and 2021, when they are expected to cover expected stranded costs of approximately $70 million for Ecolab and public company costs of $35 million for Upstream Energy.  The efficiency actions primarily leverage technology and structural improvements to simplify and automate processes and tasks, reduce complexity and management layers, consolidate facilities and focus on key long-term growth areas, creating a leaner, more productive and more empowered business structure. Ecolab now expects total pretax charges related to its efficiency initiative to be approximately $260 million ($190 million after tax) with approximately $325 million of pre-tax savings by 2021, not reflecting any impacts from the planned separation of the Upstream Energy business.  The charges, primarily cash expenditures, continue to be primarily related to team reorganizations and facility closures.

Business Outlook

The business outlook included in this press release is for consolidated Ecolab operations and does not reflect the impact from the planned separation of the Upstream Energy business.

2018

Subject to completion of the annual audit, Ecolab expects fourth quarter 2018 diluted earnings per share to be $1.48; adjusted diluted earnings per share, excluding special gains and charges and discrete tax items, are expected to increase 12% to $1.54. Full year 2018 diluted earnings per share are expected to be $5.01;  adjusted diluted earnings per share are expected to rise 12% to $5.25. Ecolab’s reported earnings per share were $1.92 in the fourth quarter 2017 and $5.12 for the full year 2017; adjusted diluted earnings per share were $1.38 in the fourth quarter 2017 and $4.68 for the full year 2017.

Ecolab expects to announce final 2018 results February 19, 2019.

2019

Ecolab expects continued strong sales and earnings momentum in 2019 with growth in all segments. Ecolab expects 2019 adjusted diluted earnings per share to rise  10% to 14% to the $5.80 to $6.00 range, excluding special gains and charges and discrete tax items.

At current rates of exchange, we expect currency translation to have an approximate $0.08 unfavorable impact on full year 2019 diluted earnings per share.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this release) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share, which is the most directly comparable forward-looking GAAP financial measure to adjusted earnings per share. For the same reasons, we are unable to address the probable significance of the unavailable information.

BofA Merrill Lynch is serving as a financial advisor to Ecolab in the separation of its Upstream Energy business.

About Ecolab
A trusted partner at nearly three million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With annual sales of $14 billion and 48,000 associates, Ecolab delivers comprehensive solutions, data-driven insights and on-site service to promote safe food, maintain clean environments, optimize water and energy use, and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com.

Ecolab will host a live webcast to review the announcement February 5, 2019 at 8:00 a.m. Eastern Time. The webcast will be available on Ecolab's website at www.ecolab.com/investor. A replay of the webcast will be available at that site. Listening to the webcast requires Internet access, the Windows Media Player or another compatible streaming media player.

Cautionary Statements Regarding Forward-Looking Information
This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the anticipated spin-off of our Upstream Energy businesses into a new stand-alone company and the associated benefits and costs, the expected timetable for completing the transaction, the issuance of debt by the stand-alone company and the use of proceeds from such issuance by Ecolab, and the financial flexibility and business prospects of the new company, as well Ecolab’s financial and business performance and prospects, including 2018 and 2019 first quarter and full-year financial and business results, including sales and earnings growth, adjusted diluted earnings per share, volume, pricing, margins, delivered product costs, foreign currency, timing, amount and type of restructuring or efficiency initiative costs and savings from restructuring or efficiency initiative activities, free cash flow, returns on capital, dividends, and credit rating metrics. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the proposed spin-off may not be consummated within the anticipated period or at all; the 2018 financial information remains subject to audit procedures and the completion of such procedures could result in adjustments; and the ultimate results of any restructuring or efficiency initiative, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring or efficiency initiative and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC") and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk, including reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including upgrades to our information technology systems; potential information technology infrastructure failures and cybersecurity attacks; our ability to attract and retain high caliber management talent to lead our business; exposure to global economic, political and legal risks related to our international operations including trade sanctions; our ability to develop competitive advantages through innovation and to commercialize digital solutions; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; difficulty in procuring raw materials or fluctuations in raw material costs; pressure on operations from consolidation of customers, vendors or competitors; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax law and unanticipated tax liabilities; potential loss of deferred tax assets or increase in deferred tax liabilities; our substantial indebtedness; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; potential class action lawsuits; the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; the possibility that the proposed spin-off will not be consummated within the anticipated time period or at all, including as the result of regulatory, market or other factors, including the possibility that various closing conditions for the spin-off may not be satisfied; the potential disruption to our business in connection with the proposed spin-off; the potential that the Upstream Energy business and Ecolab do not realize all of the expected benefits of the spin-off; that the spin-off may be more difficult, time consuming or costly than expected; the failure of the spin-off to qualify for the expected tax treatment; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information
This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”), including adjusted diluted earnings per share and EBITDA of the Upstream Energy business.

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measure for diluted earnings per share excludes the impact of special (gains) and charges and the impact of discrete tax items.  We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

EBITDA of the Upstream Energy business is defined as the sum of operating income, depreciation and amortization expense plus an allocated portion of Ecolab’s consolidated “Other Income/Expense”.  We use operating income to evaluate our segment performance and do not attribute interest expense special gains and charges or taxes below our consolidated entity. We provide EBITDA of the Upstream Energy business as a performance measure because we believe it provides investors with the ability to assess its operating performance and return and invested capital as compared to those of other companies in the energy sector without regards to financing methods and capital structure. All of the Upstream Energy financial information is unaudited and subject to final adjustments as we prepare the carve-out financial statements associated with the spin-off.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies.  Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release.

The tables below provide supplemental non-GAAP reconciliations:

($ billions, except per share)
Diluted Earnings per Share Attributable to Ecolab ("Diluted EPS")	Fourth Quarter ended		Full Year ended
(2018 Unaudited)	December 31		December 31
	2018	2017	2018	2017
Diluted EPS (U.S. GAAP)	$ 1.48	$ 1.92	$ 5.01	$ 5.12
Adjustments:
Special (gains) and charges	0.05	0.01	0.35	0.19
Discrete tax expense (benefits)	0.01	(0.54)	(0.11)	(0.63)
Adjusted Diluted EPS (Non-GAAP)	$ 1.54	$ 1.38	$ 5.25	$ 4.68

Upstream Energy EBITDA
(Estimated and unaudited, $ in billions)			Full Year ended
			December 31, 2018*
Upstream Energy Operating Income			$0.17
Other Income/(Expense)			0.01
Depreciation			0.09
Amortization			0.08
EBITDA			$0.34
*Amounts do not sum due to rounding